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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
        Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 001-05641

                               INSTRON CORPORATION
             (Exact name of registrant as specified in its charter)

                             c/o James M. McConnell
                                100 Royall Street
                                Canton, MA 02021
                                 (781) 828-2500

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $1.00 per share
            (Title of each class of securities covered by this Form)

                                 Not Applicable
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]              Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(1)(ii)   [ ]              Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(i)    [ ]              Rule 12h-3(b)(2)(ii)   [ ]
         Rule 12g-4(a)(2)(ii)   [ ]              Rule 15d-6             [ ]
         Rule 12h-3(b)(1)(i)    [X]

     Approximate number of holders of record as of the certification or notice date:

                  Common Stock, par value $1.00 per share:   15

     Pursuant to the requirements of the Securities Exchange Act of 1934, Instron Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     INSTRON CORPORATION,
                                     A MASSACHUSETTS CORPORATION



DATE: September 30, 1999             By: /s/ Linton A. Moulding
                                         ---------------------------------
                                         Name:  Linton A. Moulding
                                         Title: Chief Financial Officer